Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Pre-effective Amendment No. 1 to the Registration Statement (333-277540) on Form N-2 of Fidus Investment Corporation of our reports dated March 6, 2025, relating to the consolidated financial statements, including the senior securities table, and the effectiveness of internal control over financial reporting, of Fidus Investment Corporation, appearing in the Annual Report on Form 10-K of Fidus Investment Corporation for the year ended December 31, 2024.

/s/ RSM US LLP

Chicago, Illinois

March 6, 2025